Exhibit No. 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of October 30, 2009 (this “Amendment”), is by and between HURCO COMPANIES, INC., an Indiana corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A. (the "Bank").

RECITALS

A.           The Borrower and the Bank have entered into that certain Credit Agreement dated as of December 7, 2007 (the "Credit Agreement").

B.           The Borrower and the Bank desire to amend the Credit Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.   AMENDMENTS TO CREDIT AGREEMENT

Subject to Article 2 of this Amendment, the Credit Agreement hereby is amended as follows:

1.1           The following definition of the term "Adjusted One Month LIBOR Rate" is added to Section 1.1 in its alphabetical place:

"Adjusted One Month LIBOR Rate" means, with respect to any Floating Rate Loan for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

1.2           The definition of the term "Applicable Margin" set forth in Section 1.1 is amended and restated as follows:

"Applicable Margin" means, with respect to the Eurodollar Rate, Floating Rate and Commitment Fees, as set forth in either subpart (a) or subpart (b) below, as the case may be from time to time:

(a) when the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was equal to or greater than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period), the applicable percentage rates per annum set forth in the table below based upon the Total Funded Debt/EBITDA Ratio as of the end of such last fiscal quarter:

Total Funded Debt/ EBITDA Ratio	Eurodollar Loans (% per annum)	Floating Rate Loans (% per annum)	Commitment Fee (% per annum)
Greater than or equal to 2.00	1.75%	0%	.10%

Less than 2.00	1.50%	0%	.075%

; or (b) when the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was less than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period), the applicable percentage rates per annum set forth in the table below based upon the Excess Cash/Annualized Net Loss Ratio as of the end of such last fiscal quarter:

Excess Cash/ Annualized Net Loss Ratio	Eurodollar Loans (% per annum)	Floating Rate Loans (% per annum)	Commitment Fee (% per annum)
Less than or equal to 1.50	1.75%	0%	.10%

Greater than 1.50	1.50%	0%	.075%

Notwithstanding anything to the contrary, (i) the Applicable Margin with respect to the Eurodollar Rate and the Floating Rate shall be adjusted quarterly as necessary as of the first day of the month following the Bank receiving the financial statements required pursuant to Section 6.1(ii) allowing the Total Funded Debt/EBITDA Ratio or Excess Cash/Annualized Net Loss Ratio, as applicable, to be calculated for the quarterly periods ending on each January 31, April 30, July 31, and October 31, and (ii) upon the First Amendment Date until the next change, if any, in accordance with this definition, the "Applicable Margin" shall be based upon the tier above with the lowest pricing levels.

1.3           The definition of the term "Business Day" set forth in Section 1.1 is amended and restated as follows:

"Business Day" means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of Eurodollar Rate Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

1.4           The definition of the term "Cash Equivalent Investments" set forth in Section 1.1 is amended and restated as follows:

"Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.00, and (v) money market funds rated AAAm or better by S&P or Aaa or better by Moody's; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency (other than the passage of time or notice) regarding the payment of principal or interest.

1.5           The following definition of the term "CB Floating Rate" is added to Section 1.1 in its alphabetical place:

"CB Floating Rate" means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate.  The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively

1.6           The definition of the term "Commitment" set forth in Section 1.1 is amended and restated as follows:

"Commitment" means, the obligation of the Bank pursuant to Section 2.1(a) to make Loans to, and issue US Facility LCs upon the application of, the Borrower in an aggregate amount not exceeding $15,000,000.00, reduced by the amount as permitted pursuant to Section 2.5(c).

1.7           The following definition of the term "Excess Cash/Annualized Loss Ratio" is added to Section 1.1 in its alphabetical place:

"Excess Cash/Annualized Net Loss Ratio" means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) the positive remainder, if any, of (i) the aggregate cash and Cash Equivalent Investments of the Borrower and its Subsidiaries on a consolidated basis as of such date minus (ii) the Consolidated Total Indebtedness as of such date to (b) two (2) times the net loss (stated as an absolute value) of the Borrower and its Subsidiaries calculated on a consolidated basis for the period of two consecutive fiscal quarters of the Borrower ending as of such fiscal quarter end.  Notwithstanding anything to the contrary, in the event there is no net loss of the Borrower and its Subsidiaries on a consolidated basis for such period of two consecutive fiscal quarters, the amount of the foregoing clause (b) shall be deemed to be $1.00.

1.8           The following definitions of the terms "First Amendment" and "First Amendment Date", respectively, are added to Section 1.1 in their respective alphabetical place:

"First Amendment" means the First Amendment to this Agreement dated as of October 30, 2009.

"First Amendment Date" means the date of the First Amendment.

 1.9           The definition of the term "Floating Rate" set forth in Section 1.1 is amended and restated as follows:

"Floating Rate" means the per annum rate that is equal to the remainder of (a) the CB Floating Rate in effect from time to time plus (b) the Applicable Margin in effect from time to time.  If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any Floating Rate Loan on any day, then each Floating Rate Loan shall bear interest at the Prime Rate in effect from time to time plus the Applicable Margin in effect from time to time until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

1.10           The definition of the term "Eurodollar Reference Rate" set forth in Section 1.1 is amended  and restated as follows:

"Eurodollar Reference Rate" means, with respect to any Eurodollar Loan for the relevant Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the "Service") or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the "Page"), to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period for dollar deposits with a maturity equal to such Interest Period.  If no Eurodollar Reference Rate is available to the Bank, the applicable Eurodollar Reference Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

1.11           The following definition of the term "Page" is added to Section 1.1 in its alphabetical place:

"Page" shall have the meaning ascribed thereto in the definition of the term "Eurodollar Reference Rate"

1.12           The definition of the term "Reserve Requirement" set forth in Section 1.1 is amended  and restated as follows:

"Reserve Requirement" means, for purposes of the definition of "Adjusted One Month LIBOR Rate" or with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D  or any comparable regulation from time to time on Eurocurrency funding.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements, and such reserve requirements shall be deemed applicable for purposes of the definition of "Adjusted One Month LIBOR Rate", without the benefit of or credit for pro-ration, exemption or offset, that may be available under such Regulation D or any comparable regulation.  The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change of such reserve requirement.

1.13           The definitions of the terms "Alternate Base Rate" and "Federal Funds Effective Rate" set forth in Section 1.1 are deleted.

1.14           The second sentence of Section 2.10 is amended and restated as follows:

Changes in the rate of interest on that portion of any Loan maintained as a Floating Rate Loan will take effect simultaneously with each change in the CB Floating Rate.

1.15           Subpart (a) of Section 2.18.1 is amended and restated as follows:

(a) The Bank agrees, on the terms set forth in this Agreement, to issue standby and commercial letters of credit (i) for the Borrower's general corporate purposes (each, a "US Facility LC") and (ii) for the purpose of providing credit enhancement for the benefit of one or more Replacement Taiwan Lenders to induce such Replacement Taiwan Lenders to provide one or more Replacement Taiwan Facilities in an aggregate principal amount not to exceed the amount of the Taiwan Facility LC Commitment (each, a "Taiwan Facility LC", and each US Facility LC and Taiwan Facility LC, a "Facility LC"), and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify" and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (A) the aggregate amount of the outstanding LC Obligations with respect to US Facility LCs shall not exceed $3,000,000.00, (B) the Outstanding Credit Exposure for Loans and US Facility LCs shall not exceed the Commitment, and (C) the aggregate amount of the outstanding LC Obligations with respect to Taiwan Facility LCs shall not exceed the Taiwan Facility LC Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

1.16           Section 6.10 is amended and restated as follows:

6.10           Dividends.  The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends payable in its own Capital Stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding; provided that if (i) the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was equal to or greater than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period), (ii) no Default or Unmatured Default has occurred and is continuing or would be caused thereby and (iii) as of the end of the fiscal quarter of the Borrower immediately preceding the date of declaration, payment, distribution, redemption, repurchase, acquisition or retirement, as the case may be, the Total Funded Debt/EBITDA Ratio was less than 3.0, the Borrower may declare and pay such dividends, make such distributions and make such redemptions, repurchases or other acquisitions or retirements which in the aggregate do not exceed $5,000,000.00 in any fiscal year.

1.17           Section 6.11 is amended and restated as follows:

6.11.           Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)           The Loans, the other Outstanding Facilities, and the Reimbursement Obligations.

(ii)           Indebtedness arising under Rate Management Transactions.

(iii)           The Hurco GmbH Facility and a guaranty of payment of the Hurco GmbH Facility from the Borrower or any Subsidiary.

(iv)           Indebtedness of any Subsidiary owing to the Borrower or to any other Subsidiary and Indebtedness of the Borrower owing to any Subsidiary.

(v)           The UK Facility, the Taiwan Facility (or one or more Replacement Taiwan Facilities in an aggregate principal amount up to the principal amount of the Taiwan Facility when it was available), the Hurco UK Guaranty and the Hurco Taiwan Guaranty.

(vi)           Product warranty obligations incurred in the ordinary course of business.

(vii)           [Reserved]

(viii)           [Reserved]

(ix)           Subordinated Indebtedness.

(x)           So long as the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was equal to or greater than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period), Indebtedness (other than Indebtedness permitted under subparts (i) through (ix) of this Section 6.11) the aggregate outstanding principal amount of which, together with the aggregate Contingent Obligations of the Borrower and its Subsidiaries as guarantors of Indebtedness of customers and other Indebtedness permitted under subpart (xi) of this Section 6.11, does not at any time exceed $10,000,000.00.

(xi)           (A) Contingent Obligations of the Borrower and its Subsidiaries as guarantors of Indebtedness of their respective customers and (B) other Indebtedness existing as of the First Amendment Date or subsequently incurred when permitted under subpart (x) of this Section 6.11, in an aggregate amount for the foregoing clauses (A) and (B) not exceeding $10,000,000.00 at any time.

1.18           Subpart (iv) of Section 6.14 is amended and restated as follows:

(iv)
The Borrower or any Subsidiary may make any Acquisition so long as (i) the Borrower or such Subsidiary, as the case may be, shall be the survivor of such Acquisition, (ii) the Acquisition is of or with a Person engaged in a line of business similar to the lines of business presently engaged in by the Borrower, which include the manufacturing of machine tools, development of software for machine tools and distribution of machine tools, or a line of business that reasonably would be considered an ordinary extension of any such line of business presently engaged in by the Borrower, (iii) the Acquisition is consensual and not hostile or contested, (iv) both immediately before and after giving effect to such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result therefrom and the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after such Acquisition is consummated), (v) as soon as available, and in any event not later than a date that provides the Bank a reasonable amount of time prior to the proposed date of consummation of such Acquisition to complete its review, the Borrower shall have furnished to the Bank such agreements, documents and information relating to the Acquisition, including without limitation pro forma covenant compliance calculations taking into account such Acquisition, and evidence of such authorizations and consents with respect to the Acquisition and the requirements of the Loan Documents and the Bank in connection therewith, as the Bank may reasonably request, all in form, substance and detail satisfactory to the Bank, (vi) neither the Borrower nor any of its Subsidiaries shall, as a result of or in connection with such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect, (vii) immediately before and after the consummation of such Acquisition, the sum of the unused amount of the Commitment plus the Borrower's cash on hand as demonstrated to the Bank to its reasonable satisfaction shall be not less than $5,000,000.00, (viii) if the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was less than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period), (A) the aggregate consideration, including without limitation cash, indebtedness and contingent obligations incurred, and liabilities assumed, which, in accordance with Agreement Accounting Principles, in each case would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries (collectively, "Consideration"), with respect to the Acquisition shall not exceed $750,000.00 and (B) the aggregate Consideration with respect to such Acquisition and all other Acquisitions permitted under this Section 6.14(iv) since the First Amendment Date shall not exceed $2,500,000.00, and (ix) concurrently with the consummation of such Acquisition, the Borrower and its Subsidiaries, including without limitation each such Subsidiary acquired or created in connection with such Acquisition, shall comply with all of the requirements of this Agreement and the other Loan Documents, including without limitation causing to be executed and/or delivered at such time all agreements and other documents of the types required under Sections 4.1, 6.22 and 6.23 of this Agreement.

1.19           Section 6.20 is amended and restated as follows:

6.20.           Financial Covenants.

6.20.1.           When the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was equal to or greater than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period):

6.20.1.1.   Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters (including such then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii)), of (i) Consolidated Total Indebtedness to (ii) Consolidated Total Capitalization, to be greater than 0.50 to 1.0.

6.20.2.   When the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending with the then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii) was less than $0 (it being understood that such Consolidated Net Income is to be determined for the entire period of four consecutive fiscal quarters taken as one accounting period):

6.20.2.1.   Excess Cash/Annualized Net Loss Ratio.  The Borrower will not permit the Excess Cash/Annualized Loss Ratio, determined as of the end of each of its fiscal quarters (including such then last fiscal quarter for which financial statements have been furnished under Section 6.1(ii)), to be less than 1.00 to 1.00.

1.20           For purposes of Section 6.10, 6.11, 6.14 and 6.20 of the Credit Agreement as amended by this Amendment, it shall be assumed that, as of the date of this Amendment, the Borrower shall have furnished the financial statements required under Section 6.1(ii) for the fiscal quarter ending on or about October 31, 2009 and that the Consolidated Net Income of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ending October 31, 2009 is less than $0.  Nothing herein shall be deemed to relieve the Borrower of its obligation under Section 6.1(ii) with respect to the fiscal quarter ending on or about October 31, 2009.

1.21           Exhibit B attached to the Credit Agreement is replaced with Exhibit B attached to this Amendment.  (There is no Exhibit A to this Amendment.)

ARTICLE 2.   CONDITIONS PRECEDENT

As conditions precedent to the effectiveness of the amendments to the Credit Agreement set forth in Article 1 of this Amendment, the Bank shall receive the following documents and the following matters shall be completed, all in form and substance satisfactory to the Bank:

2.1   This Amendment duly executed on behalf of the Borrower and the Bank, together with the Reaffirmation and Acknowledgment at the end of this Amendment duly executed by each Guarantor.

2.2   Copies, certified by the Secretary or Assistant Secretary of the Borrower and the Guarantors, of each of their respective Board of Directors' resolutions and of resolutions or actions of any other body authorizing this Amendment and the transactions contemplated hereby.

2.3   An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and the Guarantors, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and each Guarantor authorized to sign this Amendment and the other Loan Documents to which the Borrower and each such Guarantor is a party, upon which certificate the Bank shall be entitled to rely until informed of any change in writing by the Borrower or such Guarantor, as the case may be.

2.4   Such other documents and completion of such other matters as the Bank may reasonably request.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Amendment, the Borrower represents and warrants that:

3.1   The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Borrower's charter or by-laws, or of any contract or undertaking to which the Borrower is a party or by which the Borrower or its property is or may be bound or affected.

3.2   This Amendment is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

3.3   No consent, approval or authorization of or declaration, registration or filing with any governmental or nongovernmental person or entity, including without limitation any creditor, stockholder or lessor of the Borrower, is required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

3.4   After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Article V of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.  No Default or Unmatured Default has occurred and is continuing.

 ARTICLE 4.  MISCELLANEOUS

4.1   If the Borrower shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Borrower in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an event of default under the Credit Agreement.

4.2   All references to the Credit Agreement in the Note, any other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended hereby.

4.3   Except as amended hereby, the Credit Agreement and the other Loan Documents shall in all respects continue in full force and effect.

4.4   Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

4.5   This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana.

4.6   The Borrower agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the documents referred to herein and the consummation of the transactions contemplated hereby.

4.7   This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

4.8   Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them.  None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by both of them.

4.9   The Borrower agrees to execute any and all documents reasonably deemed necessary or appropriate by the Bank to carry out the intent of, and/or to implement, this Amendment.

4.10 This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof.  This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns.  If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

4.11   No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder or under any Loan Document or any other agreement or instrument of the Borrower with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.  No right or remedy conferred upon or reserved to the Bank under this Amendment or under any Loan Document or any other agreement or instrument of the Borrower with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law.  Every right and remedy granted by this Amendment or under any Loan Document or any other agreement or instrument of the Borrower with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

HURCO COMPANIES, INC.

By:	/s/	John G. Oblazney

		Its:	Vice President – Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/	Ryan McKeown

		Its:	Vice President

GUARANTOR REAFFIRMATION AND ACKNOWLEDGMENT

Each of the undersigned Guarantors hereby acknowledges and agrees that it has reviewed and fully consents to the foregoing First Amendment to Credit Agreement (the "Amendment"), that the Subsidiary Guaranty made as of December 7, 2007 by the undersigned in favor of the Bank (the "Guaranty") continues in full force and effect, that the guaranteed obligations under each Guaranty shall include, among other things and without limitation, all indebtedness, obligations and liabilities of the Borrower under the Credit Agreement, as amended by the Amendment and as further amended or modified from time to time, and that each of the undersigned has no defenses, counterclaims or offsets with respect thereto.  All references to the Credit Agreement in the Guaranty hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment.  Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.

HURCO INTERNATIONAL, INC.

By:	/s/	John G. Oblazney

		Its:	Director

HURCO INTERNATIONAL HOLDINGS, INC.

By:	/s/	John G. Oblazney

		Its:	Director